Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lincare Holdings, Inc.:

We consent to the use of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Lincare Holdings, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, the accompanying financial statement schedule on page S-1, management’s assessment of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.

Our report dated March 1, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company did not have sufficient accounting personnel with adequate technical expertise to appropriately evaluate the application of new accounting standards.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Tampa, Florida

August 17, 2007